UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 26, 2026 (June 25, 2026)

Phibro Animal Health Corporation

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware	01-36410	13-1840497
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Glenpointe Centre East, 3rd Floor

300 Frank W. Burr Boulevard, Suite 21

Teaneck, New Jersey 07666-6712

(Address of Principal Executive Offices, including Zip Code)

(201) 329-7300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	PAHC	Nasdaq Stock Market

Check the appropriate box below if this Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On June 25, 2026, in connection with Daniel (Dani) Bendheim’s appointment to the role of Chief Executive Officer and President of the Company effective July 1, 2026 (the “Effective Date”), the Compensation Committee of the Board of Directors of Phibro Animal Health Corporation (the “Company”) approved (i) the Company’s entry into an employment agreement with Mr. D. Bendheim, effective as of the Effective Date (the “Employment Agreement”) and (ii) the grant of 300,000 restricted stock units (“RSUs” and, such award, the “Initial RSUs”) to Mr. D. Bendheim, pursuant to the Company’s 2008 Incentive Plan and the RSU award agreement (the “Award Agreement”).

Employment Agreement

Pursuant to the Employment Agreement, Mr. D. Bendheim will serve as the Chief Executive Officer and President of the Company starting on the Effective Date and ending on the date that such employment is terminated by either party pursuant to the termination provisions set forth in the Employment Agreement (such period, the “Term”). During the Term, Mr. D. Bendheim will (i) receive a base salary at an annual rate of $850,000, (ii) be eligible to receive an annual discretionary bonus with a target bonus value of 50% of his base salary, (iii) be eligible to receive an annual award of time-vesting RSUs with a target value of approximately 50% of his base salary and (iv) receive the Initial RSUs.

In the event Mr. D. Bendheim’s employment terminates due to his death or “disability” (as defined in the Employment Agreement), Mr. D. Bendheim will be eligible to receive six months of continued base salary payments. Upon Mr. D. Bendheim’s termination by the Company without Cause or by Mr. D. Bendheim for any reason, Mr. D. Bendheim will be eligible to receive up to 18 months of Company-subsidized COBRA coverage. The foregoing separation benefits are subject to Mr. D. Bendheim’s (or his estate’s, as applicable) execution and non-revocation of a release of claims against the Company and its affiliates.

The Employment Agreement also entitled Mr. D. Bendheim to the Company’s customary employee benefits and binds him to restrictive covenants regarding confidentiality, non-competition, non-solicitation, non-disparagement and the Company’s ownership of intellectual property.

RSU Award

All of the Initial RSUs granted to Mr. D. Bendheim are subject to performance-based vesting. The RSUs will vest on June 30, 2031, in increments of 25% (with linear interpolation to apply for achievement between increments) based upon achievement of the arithmetic average of the Company’s closing stock price per share for each trading day in the 90-calendar day period ending on June 30, 2031 (the “90-Day Average”) from $70 to $100 and above, subject to Mr. D. Bendheim’s continued employment on such date; provided that if Mr. D. Bendheim’s employment is terminated by the Company without “cause” (as defined in the Employment Agreement) (a “Qualifying Termination”), subject to Mr. D. Bendheim’s execution and non-revocation of a general release of claims and continued compliance with all applicable restrictive covenants, the RSUs will vest based on the 90-Day Average of the Company’s stock price ending on a date selected by Mr. D. Bendheim during the period beginning on the date of the Qualifying Termination and ending on the first to occur of (i) June 30, 2031, (ii) the first anniversary of the Qualifying Termination and (iii) March 15 of the year following the date of the Qualifying Termination. None of the RSUs will vest if the 90-Day Average is below $70, and the maximum vesting percentage for the RSUs is 100% for achievement of a 90-Day Average of $100 or above.

In the event of a change in control of the Company, following which either (i) 100% of the Company’s shares of stock cease to be traded on a nationally recognized stock exchange and the Company is no longer listed on any such exchange or (ii) a Qualifying Termination occurs within 12 months, all unvested RSUs will immediately vest in full.

The foregoing descriptions are qualified in their entirety by reference to the copies of the Employment Agreement and the Award Agreement that will be filed as exhibits to the Company’s Annual Report on Form 10-K to be filed with the Securities and Exchange Commission for the fiscal year ending June 30, 2026.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PHIBRO ANIMAL HEALTH CORPORATION Registrant

Date: June 26, 2026

	By:	/s/ Judith Weinstein
	Name:	Judith Weinstein
	Title:	Senior Vice President, General Counsel and Corporate Secretary